UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

February 2, 2012

Date of report (date of earliest event reported)

LPL Investment Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34963	20-3717839
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

One Beacon Street

Boston MA 02108

(Address of principal executive offices) (Zip Code)

(617) 423-3644

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation or removal of directors other than as a result of disagreement or removal for cause.

Effective February 2, 2012, the Board of Directors of LPL Investment Holdings Inc. (the “Company”) accepted the resignation of Mr. Erik D. Ragatz from his position as a member of the Company’s Board of Directors.  There were no disagreements between Mr. Ragatz and the Company related to the Company’s operations, policies or procedures that caused the resignation.

(d) Election of Director.

Effective February 2, 2012, the Board elected Mr. Jeffrey Goldstein, 56, as a director to fill the vacancy on the Board created by Mr. Ragatz’s departure.  Pursuant to the Company’s Stockholders Agreement, the funds affiliated with Hellman & Friedman LLC have the right to designate two of the Company’s directors.  Mr. Goldstein is being elected to fill one of these positions.

Consistent with the Company’s director compensation policy, Mr. Goldstein will be eligible to receive grants of restricted stock under the Company’s 2010 Omnibus Equity Incentive Plan.

Mr. Goldstein returned to Hellman & Friedman as a Managing Director in 2011 after having served for two years as Under Secretary for Domestic Finance and Counselor to the Secretary at the U.S. Department of the Treasury.  Prior to this, he was a Managing Director at Hellman & Friedman from 2004 to 2009.  Before joining Hellman & Friedman, Mr. Goldstein was Managing Director, Chief Financial Officer and Member of the Management Committee of the World Bank.  Previously, he served as Co-Chairman of BT Wolfensohn and was a member of The Bankers Trust Company Management Committee.  Mr. Goldstein also serves as a member of the Board of Trustees of Vassar College. Mr. Goldstein received his B.A. from Vassar College and his Ph.D., M.Phil., and M.A. in economics from Yale University and taught Economics at Princeton University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPL INVESTMENT HOLDINGS INC.

By:	/s/ Robert J. Moore
	Name:	Robert J. Moore
	Title:	Chief Financial Officer

Dated: February 6, 2012